Filed Pursuant to Rule 424(b)(3)

Registration No. 333-197326

AMERICAN CHURCH MORTGAGE COMPANY

SUPPLEMENT NO. 1 DATED AUGUST 26, 2014

TO THE PROSPECTUS DATED AUGUST 12, 2014

This document supplements, and should be read in conjunction with, our prospectus dated August 12, 2014 relating to our offering of $10,000,000 worth of Series D Secured Investor Certificates.  Unless otherwise defined in this Supplement No. 1, capitalized terms used have the same meanings as set forth in the prospectus.  The purpose of this Supplement No. 1 is to disclose information regarding state suitability standards.

Table of Contents 10237 Yellow Circle Drive Minnetonka, MN 55343 X X Applic (Date) Co-Applicant’s Signature (Date) Page 2 of 2 America Inc. (01/28/13) Account Application Account Number: (Con Office Use Only: ACCT.#: CONS. ACCT #: L FIRST NAME: REP NO. REP LAST NAME: 4. Investor Information Investment Objectives (Check all that apply): Capital Preservation Investing low-risk investments, such as government-issued bonds and c deposit, resulting in relatively low current income and often l opportunity for capital appreciation. Income: Focus is on gen income, but with moderate risk of principal and little or no op appreciation Growth: Investing in securities designed to gene capital appreciation, that are subject to greater fluctuations in and offer little or no current income. Speculation: Investing i hope of achieving exceptional capital appreciation, but whose fluctuate widely, and thus have a higher than average potenti principal. Risk Tolerance (Check only one) Low (Conservation preserve my invested principal in this account, with minimal means this account does not generate significant income or c and may not keep up with inflation. Moderate: I am willing t to my invested principal and tolerate some volatility to seek h understand I could lose a portion or all of the money invested (Aggressive): I am willing to accept high risk to my invested volatility, to seek higher than average returns over time, and lose all or a substantial amount of the money invested. Financial Primary Applicant: Check Here If Co-Applicants Are Combining Information Investment Experience (# of Years) Estimated A Estimated Net Worth 1 Estimated Liquid Net Worth 2 Tax Bra Bonds Mutual Funds Municipal Treasuries REITs Variable A Limited Partnerships Under $25,000 $25,000 - $50 $75,000 $75,001 - $100,000 $100,001 - $175,000 $175,001 - $250,001 - $500,000 Over $500,000 Under $50,000 $50,000 $100,001 - $150,000 $150,001 - $250,000 $250,001 - $500,0 $999,999 $1,000,000 - $2,000,000 Over $2,000,000 Under $ $100,000 $100,001 - $150,000 $150,001 - $250,000 $250,00 $500,001 - $750.000 $750,001 - $1,000,000 Over - $1,000,0 28% 33% 35% 39.6% Financial Information – Co-Applicant Investment Experience (# of Years) Estimated Annual Incom Worth 1 Estimated Liquid Net Worth 2 Tax Bracket Stocks Mutual Funds Municipal Bonds REITs Variable Annuities Li Under $25,000 $25,000 - $50,000 $50,001 - $75,0 $100,000 $100,001 - $150,000 $150,001 - $250,000 $250,00 $500,000 Under $50,000 $50,000 - $100,000 $100,001 - $15 $250,000 $250,001 - $500,000 $500,001 - $999,999 $1,000,0 Over $2,000,000 Under $50,000 $50,000 - $100,000 $100,00 $150,001 - $250,000 $250,001 - $500,000 $500,001 - $750,0 $1,000,000 Over - $1,000,000 10% 15% 25% 28% 33% 35% Worth is the value of all assets minus all liabilities. 2 Liquid portion of Net Worth that can be easily converted into cash, e securities, short-term cds, cash. 5. Account Agreement (Pleas Certification of Taxpayer ID Number (Substitute W-9): Under perjury, you certify that (1) the number shown on this form is taxpayer identification number and (2) you are not subject to withholding because (i) you are exempt from backup withhold have not been notified by the Internal Revenue Service (IRS) subject to backup withholding as a result of a failure to report dividends, or (iii) the IRS has notified you that you are no long backup withholding and (3) you are a U.S. person (including alien). Arbitration Agreement: The customer agrees, and by c for the customer, American Investors Group, Inc. agrees that which may arise between us concerning any transaction or th performance, or breach of this or any other agreement between securities, whether entered into prior, on or subsequent to the be determined by arbitration. Any arbitration under this agree conducted pursuant to the Federal Arbitration Act before the Regulatory Association, or FINRA, in accordance with the rules then prevailing at the organization. Both parties agree that (i) arbitration is fi al and binging on the parties. (ii) The parties are waiving their right to seek rem including the right to jury trial. (iii) Pre-arbitration discovery limited than and different from court proceedings. (iv) The arbitrator’s award is not required to include factual findings or legal reasoning and appeal or seek modification of rulings by the arbitrators is str trictly limited The panel of arbitrators will typically include a minority of a or are affiliated with the securities industry. FOR BROKER U Name: X X Registered Representative Signature (Date) Principal’s Signature Note: Please see Exhibit B for state-specific suitability standards

EXHIBIT B

STATE SUITABILITY REQUIREMENTS

If you are a resident of one of the states listed below, you must be able to represent that you meet the financial suitability requirements for the state in which you live to invest in the Series D Secured Investor Certificates being offered by American Church Mortgage Company.  The investment firms that solicit purchases are required by law to ask you whether you meet these requirements to determine whether a purchase of the certificates is suitable for you.  When you sign the Subscription Agreement that is part of the Account Application you are required to represent that you meet the suitability standards contained under the caption “Who May Invest” (at page 11 of this Prospectus), and if applicable, the higher standards set forth in the table below.

IF YOU ARE A RESIDENT OF ONE OF THE STATES BELOW, YOU MUST SATISFY THE NET WORTH REQUIREMENT OR THE COMBINED NET WORTH- NET INCOME REQUIREMENT SET FORTH OPPOSITE THE STATE.  When considering the net worth standards, you cannot include the value of your home, furnishings and automobiles.

STATE	ALTERNATIVE 1 NET WORTH	ALTERNATIVE 2 NET INCOME + NET WORTH	MINIMUM INVESTMENT	MAXIMUM INVESTMENT
Arizona	$250,000	$70,000 net income PLUS $70,000 net worth	N/A	N/A
Iowa	$250,000	$70,000 net income PLUS $70,000 net worth	N/A	N/A
Missouri	$250,000	$70,000 net income PLUS $70,000 net worth	N/A	10% of Net Worth
Texas	$250,000	$70,000 net income PLUS $70,000 net worth	N/A	N/A

B-1